Exhibit 99.2
Press Release

Council Bluffs, Iowa ----- May 9, 2011 ---- On May 9, 2011, Southwest Iowa Renewable Energy, LLC (“SIRE”) announced its financial results for the second fiscal quarter ending March 31, 2011.  SIRE reported a net loss of $674,031 or $51.30 per unit, compared to a net loss of $742,851 or $56.54 per unit in the same period in 2010.

Brian Cahill, SIRE’s General Manager  and CEO stated,  “Our corn oil extraction implementation process is complete. This project has a positive effect on our operations and we expect the contributions from corn oil to grow as we progress through the fiscal year.  Ethanol margins have contracted in the second quarter, just as they did one year ago. However, we achieved a slight improvement with a reduced loss for the quarter, in spite of the challenging commodity price conditions.  In addition, this period has been characterized by cost containment and specific measures to increase and carefully manage our liquidity.  We also continue to focus on maximizing ethanol production yields and coordinating rail car logistics to enhance our performance."

About Southwest Iowa Renewable Energy, LLC:

SIRE is an Iowa limited liability company, located in Council Bluffs, Iowa, formed in March, 2005 to construct and operate a 110 million gallon capacity ethanol plant.  SIRE began producing ethanol in February, 2009 and sells its ethanol, modified wet distillers grains with solubles, corn syrup, and corn oil in the continental United States.   SIRE also sells its dried distillers grains with soluble in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE  and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE  has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2010, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and  nature of SIRE’s business ,and  the effects of general economic conditions on SIRE.  The forward-looking statements contained in this Press Release are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  SIRE further cautions that such factors are not exhaustive or exclusive.  SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Statistical Information

Three Months Ended March 31, 2011 (Unaudited)			Three Months Ended March 31, 2010 (Unaudited)
Gallons/Tons Sold	% of Revenues	Gallons/Tons Average Price	Gallons/Tons Sold	% of Revenues	Gallons/Tons Average Price
Statistical Revenue Information
Denatured Ethanol	28,728,974	81%	$2.22	27,482,126	83%	$1.58
Dry Distiller’s Grains	76,682	18%	$175.87	77,473	17%	$108.39
Corn Oil	1,439	1%	$911	-	0%	$-

Financial Results

	Three Months Ended March 31, 2011 (Unaudited)(1)			Three Months Ended March 31, 2010 (Unaudited)(1)

	Amounts	% of Revenues	Gallons	Amounts	% of Revenues	Gallons
Income Statement Data
Revenues	$79,436,677	100%	$2.77	$51,977,147	100%	$1.89
Cost of Goods Sold
Material Costs	61,793,749	78%	2.15	32,529,790	63%	1.18
Variable Production Exp.	7,342,844	9%	.26	6,826,875	13%	.26
Fixed Production Exp.	7,421,642	9%	.26	10,015,684	19%	.36
Gross Margin	2,878,443	4%	0.10	2,604,798	5%	.09
General and Administrative Expenses	1,158,462	2%	0.04	1,358,410	2%	0.05
Other Expense	2,394,011	3%	0.08	1,989,239	4%	0.07
Net Loss	$(674,030)	(1%)	$(0.02)	$(742,851)	(1%)	$(0.03)
Weighted Average Units
Outstanding—Basic & Diluted	13,139			13,139
Net (loss) per unit –basic & diluted	$(51.30)			$(56.54)

(1) Includes ethanol and distillers grains converted to gallons.

Summary Balance Sheets

ASSETS	March 31, 2011	September 30, 2010
	(Unaudited)
Current Assets
Cash and cash equivalents	$1,594,123	$3,432,544
Restricted cash	175,607	0
Accounts receivable	296,337	0
Accounts receivable, related party	22,241,348	23,392,670
Due from broker	3,367,640	2,260,015
Inventory	14,823,894	8,013,153
Derivative financial instruments, related party	5,812,957	688,039
Prepaid expenses and other	1,853,479	533,513
Total current assets	50,165,385	38,319,934

Property, Plant, and Equipment
Land	2,064,090	2,064,090
Plant, Building and Equipment	203,419,944	199,771,260
Office and Other Equipment	731,527	720,529
Total Cost	206,215,561	202,555,879
Accumulated Depreciation	(36,848,927)	(28,757,303)
Net property and equipment	169,366,634	173,798,576

Other Assets
Other	125,000	1,142,388
Financing costs, net of amortization of $2,145,525 and $1,949,651	1,734,608	1,930,482
Total other assets	1,859,608	3,072,870
Total Assets	$221,391,627	$215,191,380

LIABILITIES AND MEMBERS’ EQUITY	March 31, 2011	September 30, 2010
	(Unaudited)
Current Liabilities
Accounts payable	$731,122	$978,388
Accounts payable, related parties	5,671,402	2,542,055
Derivative financial instruments	1,112,113	75,125
Accrued expenses	2,339,324	2,624,916
Accrued expenses, related parties	4,031,830	2,913,206
Current maturities of notes payable	27,793,654	18,058,574
Total current liabilities	41,679,445	27,192,264
Long Term Liabilities
Notes payable, less current maturities	128,701,500	135,868,087
Other	650,008	700,006
Total long term liabilities	129,351,508	136,568,093
Commitments and Contingencies
Members’ Equity
Members’ capital, 13,139 Units issued and outstanding	76,474,111	76,474,111
Accumulated (deficit)	(26,113,437)	(25,043,088)
Total members’ equity	50,360,674	51,431,023
Total Liabilities and Members’ Equity	$221,391,627	$215,191,380